Prospectus Supplement (To Prospectus dated December 20, 2007)	Filed Pursuant to 424(b)(3) Registration Number 333-146093

Momentive Performance Materials Inc.

EXCHANGE OFFER FOR

9¾% Senior Notes due 2014 ($765,000,000)

9% Senior Notes due 2014 (€275,000,000)

10 1/8% / 10 7/8% Senior Toggle Notes due 2014 ($300,000,000)

11½% Senior Subordinated Notes due 2016 ($500,000,000)

This Prospectus Supplement supplements our Prospectus dated December 20, 2007, as amended on January 10, 2008, relating to our offer to exchange $765,000,000 aggregate principal amount of our 9¾% Senior Notes due 2014, €275,000,000 aggregate principal amount of our 9% Senior Notes due 2014, $300,000,000 aggregate principal amount of our 10 1/8% / 10 7/8% Senior Toggle Notes due 2014, $500,000,000 aggregate principal amount of our 11½% Senior Subordinated Notes due 2016 registered under the Securities Act of 1933, or the “exchange notes,” for an equal principal amount of our 9¾% Senior Notes due 2014, 9% Senior Notes due 2014 (the “Euro Notes”), 10 1/8% / 10 7/8% Senior Toggle Notes due 2014, 11½% Senior Subordinated Notes due 2016, or the “outstanding notes,” which we issued previously without registration under the Securities Act pursuant to applicable exemptions therefrom. We encourage you to read this Prospectus Supplement carefully with the Prospectus.

Extension of Expiration Date of the Exchange Offer

On January 22, 2008, we announced that we are extending the expiration date of the exchange offer to 5:00 p.m., New York City time, on Tuesday, January 29, 2008.

Procedures for Tendering Outstanding Euro-Denominated Notes

In connection with the exchange offer, Euroclear and Clearstream provided notice to the holders of Euro Notes outlining the procedure for tendering outstanding Euro Notes. As detailed in such notice, the entire €275,000,000 aggregate principal amount of outstanding Euro Notes will be exchanged for an equal principal amount of euro-denominated exchange notes as described in the Prospectus. Upon the expiration of the offer on the expiration date, all outstanding Euro Notes will be exchanged automatically for exchange notes unless instructions to the contrary have been provided to Euroclear or Clearstream, as applicable, prior to such time. In order to tender the Euro Notes, holders do not have take any affirmative action, as all notes will be automatically exchanged for the exchange notes. If a holder elects to retain the Euro Notes, a notice must be sent to Euroclear or Clearstream, as applicable, in accordance with the instructions of such common depository, indicating that such holder does not wish to participate in the exchange offer.

All other terms of the exchange offer remain the same.

This Prospectus Supplement should be read together with the Prospectus dated December 20, 2007, as amended on January 10, 2008. As you review the Prospectus, as amended, and this Prospectus Supplement, you should carefully consider the matters described in “Risk Factors” beginning on page 20 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the outstanding notes or the exchange notes or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 22, 2008.